Exhibit 10.2
LETTER AGREEMENT
Regarding Wireless Revenue Payment from
LY Holdings, LLC and Lightyear Network Solutions, LLC
July 1, 2008
     This Letter Agreement (“Agreement”) certifies that, for good and valuable consideration received on the date hereof,                     (“Lender”), is entitled to receive each month from LY Holdings, LLC, a Kentucky limited liability company (“LYH”), and Lightyear Network Solutions, LLC, a Kentucky limited liability company (“LNS”); collectively with LYH, “Lightyear”),       percent (     %) (the “Wireless Percentage”) of the Monthly Revenue (as defined herein) from the sales of wireless service offerings (excluding equipment and accessories, but including service activations), as determined from the wireless product codes in Lightyear’s billing system and revenue reports; all as subject to the terms and conditions set forth herein (the “Wireless Revenue Payment”). For purposes of this Agreement, “Monthly Revenue” means all revenue from the immediately preceding monthly billings excluding taxes, LNP charges, termination charges, USF charges, PICC charges, sales taxes and other similar charges. Lender understands that Lightyear may reduce the Wireless Percentage as additional funds are raised to launch Lightyear’s wireless products. The Wireless Percentage will not be reduced below                      (     %).
     1. Wireless Revenue Payment.
          1.1 Generally. Pursuant to, and in consideration for, a loan from Lender to Lightyear in the amount of $                     evidenced by a promissory note executed by Lightyear to the Lender contemporaneously with the issuance of this Letter Agreement and made pursuant to a Loan Agreement (the “Loan Agreement”) by and among Lightyear, Lender and certain other parties dated as of June 30, 2004, and as amended by the First Amendment to Loan Agreement dated April 20, 2005, the Second Amendment to Loan Agreement dated October 24, 2007, and the Third Amendment to Loan Agreement dated July 1, 2008, Lightyear agrees, for the Term (as defined in Section 2 below) to pay Lender on or before the twentieth (20th) day of each month an amount equal to the Wireless Revenue Payment.
     2. Term; Termination Fee.
          2.1 Term. The term (“Term”) of this Agreement shall commence as of the date of this Agreement and continue until the sooner to occur of (a) 120 months, or (b) a Sale Transaction (as defined hereafter) unless the Successor-in-Interest (as defined hereafter) consents to the continued payment of the Wireless Revenue Payment pursuant to this Agreement (Lightyear shall use its best efforts to obtain such consent); provided, however, if the Wireless Revenue Payment is terminated pursuant to clause (b) of this Section 2.1 because the Successor-in-Interest does not consent to the continued payment of the Wireless Revenue Payment (an “Early Termination Event”), Lightyear shall immediately pay to Lender a termination fee (the “Termination Fee”) calculated as set forth in Section 2.2 of this Agreement. For purposes of this Section 2.1, “Sale Transaction” means any sale of all or substantially all of the membership interests in LYH or LNS, any binding exchange of all or substantially all of the membership interests in LYH or LNS, any merger involving LYH or LNS where LYH or LNS is not the surviving entity, any sale of all or substantially all of the assets of LYH or LNS, any similar transaction or any transaction having a similar effect. For purposes of this Section 2.1, “Successor-in-Interest” means any party that acquires all or substantially all of the membership interests in LYH or LNS or all or substantially all of the assets of LYH or LNS pursuant to a Sale Transaction or is the surviving entity in a merger.
          2.2 Termination Fee. Immediately upon an Early Termination Event, Lightyear shall pay Lender the Termination Fee in the amount of the sum of the Wireless Revenue Payments for the immediately preceding twelve full months.
     3. Audit Rights of Lender. Lightyear shall maintain complete and accurate records which are relevant to the determination of the Wireless Revenue Payment due Lender under this Agreement, and such records shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination and audit by Lender not more often than once each year by a certified public accountant selected by Lender (subject to consent of Lightyear, such consent not to be unreasonably withheld or delayed). Each party shall bear its own costs related to such audit; provided, that, for any underpayments greater than five (5) percent by Lightyear, Lightyear shall pay Lender the amount of underpayment and Lender’s out-of-pocket expenses. For any underpayments less than five (5) percent by Lightyear found under this Section, Lightyear shall pay Lender the amount of underpayment. Any overpayments by Lightyear will be refunded to Lightyear or credited to future payments due from Lightyear to Lender, at Lightyear’s election. Results of any such audit shall be provided to Lightyear and Lender.
     4. Miscellaneous.
          4.1 Amendment. This Agreement may be changed, modified, or amended only in writing, which writing shall set forth provisions of such change, modification, or amendment and which shall be executed by all of the parties hereto.
          4.2 Binding Effect. This Agreement shall inure to and be valid and binding upon each of the parties hereto, and their respective successors and assigns.
          4.3 Entire Agreement. This Agreement contains the entire agreement of the parties pertaining to its subject matter and supersedes all prior written and oral agreements pertaining to its subject matter.
          4.4 Time is of the Essence. Time shall be of the essence in the performance of all duties and obligations hereunder.
          4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.
          4.6 No Assignment. Neither this Agreement nor any interest herein or right or obligation hereunder may be assigned by the Lender in any manner, by operation of law or otherwise, without the prior written consent of Lightyear.

          4.7 Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning and construction of any provision hereof.
          4.8 Severability. The parties agree that each provision to this Agreement shall be construed independent of any other provision of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
          4.9 Cumulative Remedies. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided herein or by law or equity, but each shall be cumulative of every other right or remedy.
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     In Witness Whereof, the parties hereto have caused this Agreement to be signed and attested by their duly authorized officers the date written below.

LY Holdings, llc

Dated:	By:

J. Sherman Henderson, President

Lightyear Network Solutions, llc

Dated:	By:

J. Sherman Henderson, President

LANJK, LLC

Dated:	By:

Its:

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Schedule to Exhibit 10.2 to Current Report on Form 8-K
Letter Agreement Lenders
Lenders executing Wireless Letter Agreements with Lightyear of the form attached, including Percentage of Monthly Revenue paid, Threshold Percentage and amount loaned.

Lender	Percentage of Monthly Revenue	Threshold Percentage	Loaned Amount
Rigdon O. Dees, III	0.50%	0.30%	$150,000.00
Rice Realty Company, LLC	0.50%	0.30%	$150,000.00
LANJK, LLC	1.00%	0.60%	$300,000.00
CTS Equities Limited Partnership	0.50%	0.30%	$150,000.00
Ron Carmicle	0.50%	0.30%	$150,000.00

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